Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
May 6, 2011	Meghan Lublin, 703-854-0299

Sunrise Reports Financial Results for First Quarter of 2011

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the first quarter of 2011. Sunrise will host a conference call and webcast Friday, May 6, 2011, at 8:30 a.m. ET, to discuss the financial results.

Mark Ordan, Sunrise’s Chief Executive Officer, commented on the quarter, “We are pleased by our occupancy, ADR, and NOI growth and we are focused on both overhead and direct cost reductions to increase our margins and profitability. Our execution of our business plan continued nicely in the first quarter and in recent weeks.”

2011 First Quarter Results

In the first quarter of 2011, Sunrise reported revenues of $320.7 million as compared to $354.3 million for the first quarter of 2010. Net loss for the first quarter of 2011 was $17.7 million or $0.32 per fully diluted share, as compared to net loss of $16.0 million, or $0.29 per fully diluted share, for the first quarter of 2010.

Adjusted EBITDAR for the first quarter of 2011 was $28.1 million as compared to $30.9 million for the first quarter of 2010. Adjusted EBITDAR is a measure of operating performance that is not calculated in accordance with U.S. GAAP and should not be considered as a substitute for income/(loss) from operations or net income/(loss). This measure is used by management to focus on income generated from the ongoing operations of the Company and to help management assess whether adjustments to current spending decisions are needed. For a reconciliation of this measure, please refer to the attached table “Reconciliation for EBITDA, Adjusted EBITDA and Adjusted EBITDAR.”

Cash and Liquidity Update

Sunrise had $41.5 million of unrestricted cash at March 31, 2011. As of March 31, 2011, Sunrise reduced its consolidated debt to $154.7 million, as compared to $163.0 million at December 31, 2010, a reduction of $8.3 million. Sunrise is unable to draw against its current Bank Credit Facility. At March 31, 2011, the outstanding balance was zero on the facility and there were $13.5 million in letters of credit outstanding. These letters of credit are fully cash collateralized.

New Venture Transaction

As previously announced on January 10, 2011, Sunrise closed on the purchase and sale agreement with a wholly owned subsidiary of CNL Lifestyle Properties and an affiliate of Arcapita, which was Sunrise’s joint venture partner in 29 Sunrise-managed communities. Sunrise contributed its 10 percent ownership interest in the existing venture in exchange for a 40 percent ownership interest in a new venture organized to own the same portfolio of communities. The portfolio was valued at approximately $630 million (excluding transaction costs). As part of its new venture agreement with CNL, from the start of year three to the end of year six following our January 2011 acquisition, Sunrise will have a buyout option to purchase CNL’s remaining sixty percent interest in the venture.

AL US Acquisition

As previously announced on April 19, 2011, Sunrise entered into a purchase and sale agreement with a group of funds affiliated with Morgan Stanley for the purchase by the Company of the funds’ 80 percent ownership interest in a joint venture entity, AL US Development Venture, LLC (“AL US”), that owns 15 senior living facilities, for a purchase price of approximately $45 million. After the transaction, Sunrise will own 100 percent of the equity interest in the venture.

It is contemplated that, simultaneously with the closing under the purchase agreement, AL US will seek to enter into a loan modification with the bank lender for AL US (“Lender”), pursuant to which the maturity date will be extended from June 14, 2012 to June 14, 2015. The outstanding principal amount of the loan is $365 million at April 30, 2011. Pursuant to a non-binding summary of terms provided by the Lender to AL US, the loan modification would also provide, among other things, for a partial pay down by AL US of $25 million of the loan and the modification of certain debt service coverage ratio tests and other provisions of the loan documents. The closing of the loan modification is subject to definitive documentation and other customary closing conditions.

Junior Subordinated Convertible Notes

In April 2011, Sunrise issued $86.25 million in aggregate principal amount of its 5.00 percent junior subordinated convertible notes due 2041 in a private offering. Sunrise intends to use the net proceeds to purchase the remaining 80 percent joint venture interest in AL US as described above, to reduce the debt in that venture and for general corporate purposes.

Key Bank Facility Commitment Letter

In April 2011, Sunrise entered into a commitment letter with KeyBank National Association regarding the terms of a new $50 million senior revolving line of credit, the closing of which is subject to customary closing conditions and the preparation of definitive documentation. Sunrise may not be able to agree on definitive documentation regarding the KeyBank Facility, or either party may be unable to meet some or all of the closing conditions.

General and Administrative Expenses

In connection with the Company’s ongoing efforts to reduce its general and administrative expenses, Sunrise eliminated 42 positions during the quarter ended March 31, 2011 and incurred $3.2 million of severance costs associated with these terminations. Further, during the quarter ended March 31, 2011, Sunrise’s general and administrative expenses included $1.5 million in professional expenses associated with its previously announced venture transactions. Sunrise’s first quarter general and administrative expenses also include a $2 million retention bonus for its Chief Investment and Administrative Officer.

Operating Data for First Quarter 2011

•

Average unit occupancy for total stabilized properties for the first quarter of 2011 was 88.3 percent, which was up 70 basis points from 87.6 percent for the first quarter of 2010, but down 40 basis points as compared to 88.7 percent for the fourth quarter of 2010. Seasonality and flu season account for the slight dip in occupancy quarter-over-quarter.

•	Average daily revenue per occupied unit for total stabilized properties increased 3.8 percent from $200.96 for the first quarter of 2010 to $208.54 for the first quarter of 2011.

•

Total stabilized property net operating income for the first quarter of 2011 increased 5.8 percent over the first quarter of 2010 from $114.8 million to $121.4 million. Overall net operating income including lease up properties increased 12.2% for the first quarter of 2011 over the first quarter of 2010.

Stabilized properties are single properties or pools of properties owned or leased by us or owned by a joint venture where the single property or all of the communities in the pool have been open and operating for more than 36 months as of March 31, 2011. This differs from our “comparable community” definition which defines comparable at the individual community level as having been open and operating as of January 1, 2009. All managed communities are stabilized properties.

Supplemental Information

For additional details on Sunrise’s stabilized and lease up properties, please refer to the Supplemental Information attached. Also, additional supplemental information has been furnished to the Securities and Exchange Commission in a Form 8-K, and can also be found on the Supplemental Data link on the Investor Relations section of the Company’s Web site at http://suppdata.sunriseseniorliving.com/

Conference Call and Webcast

Sunrise will host a conference call and webcast at 8:30 a.m. ET on Friday, May 6, 2011, to discuss the financial results for the first quarter of 2011 and the other matters discussed in this press release. The call-in number for the conference call is 888-208-1815 or 719-457-1517 (from outside the U.S.). Callers should reference the “Sunrise Senior Living Q1 Earnings Call” or the participant passcode: 1120370. Those interested may also go to the Investor Relations section of the Company’s Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until May 20, 2011 at 1 p.m. ET, by dialing 888-203-1112 or 719-457-0820 (passcode: 1120370); a replay will also be available on Sunrise’s Web site during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,700 people. As of March 31, 2011, Sunrise operated 317 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 31,100 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged to our German restructure transaction or the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration, in some cases, the expiration is as early as 2013; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risks from our international operations which are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk of liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; and the other risk factors contained in our 2010 Form 10-K filed with the SEC on February 25, 2011 and our Current Report on Form 8-K filed with the SEC on April 14, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(In thousands, except per share amounts)	2011	2010
	(Unaudited)

Operating revenue:
Management fees	$24,214	$29,361
Resident fees for consolidated communities	102,737	87,934
Ancillary fees	7,597	10,593
Professional fees from development, marketing and other	323	2,102
Reimbursed costs incurred on behalf of managed communities	185,865	224,325

Total operating revenues	320,736	354,315
Operating expenses:
Community expense for consolidated communities	75,077	65,684
Community lease expense	18,697	14,743
Depreciation and amortization	7,417	8,444
Ancillary expenses	7,004	9,800
General and administrative	32,389	33,294
Carrying costs of liquidating trust assets	407	625
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	—	58
Restructuring costs	—	4,615
Provision for doubtful accounts	1,438	1,111
Impairment of long-lived assets	—	700
Costs incurred on behalf of managed communities	186,384	224,366

Total operating expenses	328,813	363,440

Loss from operations	(8,077)	(9,125)
Other non-operating income (expense):
Interest income	840	367
Interest expense	(1,347)	(2,136)
Gain on investments	—	553
Other income	933	1,173

Total other non-operating income (expense)	426	(43)
Gain on the sale and development of real estate and equity interests	492	465
Sunrise’s share of loss and return on investment in unconsolidated communities	(7,689)	(1,513)
Loss from investments accounted for under the profit-sharing method	(3,024)	(2,518)

Loss before provision for income taxes and discontinued operations	(17,872)	(12,734)
Provision for income taxes	(730)	(440)

Loss before discontinued operations	(18,602)	(13,174)
Discontinued operations, net of tax	1,358	(2,292)

Net loss	(17,244)	(15,466)
Less: Net income attributable to noncontrolling interests	(461)	(551)

Net loss attributable to common shareholders	$(17,705)	$(16,017)

Earnings per share data:
Basic net loss per common share
Loss before discontinued operations	$(0.34)	$(0.25)
Discontinued operations, net of tax	0.02	(0.04)

Net loss	$(0.32)	$(0.29)

Diluted net loss per common share
Loss before discontinued operations	$(0.34)	$(0.25)
Discontinued operations, net of tax	0.02	(0.04)

Net loss	$(0.32)	$(0.29)

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$41,509	$66,720
Accounts receivable, net	48,468	37,484
Income taxes receivable	2,943	4,532
Due from unconsolidated communities	23,151	19,135
Deferred income taxes, net	14,689	20,318
Restricted cash	42,638	43,355
Assets held for sale	1,404	1,099
Prepaid expenses and other current assets	12,294	20,167

Total current assets	187,096	212,810
Property and equipment, net	235,745	238,674
Due from unconsolidated communities	3,878	3,868
Intangible assets, net	40,163	40,749
Investments in unconsolidated communities	39,782	38,675
Restricted cash	100,705	103,334
Restricted investments in marketable securities	2,609	2,509
Assets held in the liquidating trust	44,565	50,750
Other assets, net	9,802	10,089

Total assets	$664,345	$701,458

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of debt	$52,956	$80,176
Accounts payable and accrued expenses	123,306	131,904
Due to unconsolidated communities	4,172	502
Deferred revenue	15,891	15,946
Entrance fees	30,957	30,688
Self-insurance liabilities	36,403	35,514

Total current liabilities	263,685	294,730
Debt, less current maturities	71,810	44,560
Liquidating trust notes, at fair value	29,934	38,264
Investments accounted for under the profit-sharing method	3,473	419
Self-insurance liabilities	49,495	51,870
Deferred gains on the sale of real estate and deferred revenues	15,101	16,187
Deferred income tax liabilities	14,689	20,318
Other long-term liabilities, net	106,733	110,553

Total liabilities	554,920	576,901

Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized, 57,384,506 and 56,453,192 shares issued and outstanding, net of 440,009 and 428,026 treasury shares, at March 31, 2011 and December 31, 2010, respectively	574	565
Additional paid-in capital	481,453	478,605
Retained loss	(379,609)	(361,904)
Accumulated other comprehensive income	2,564	2,885

Total stockholders’ equity	104,982	120,151

Noncontrolling interests	4,443	4,406

Total equity	109,425	124,557

Total liabilities and equity	$664,345	$701,458

SUNRISE SENIOR LIVING, INC.

Reconciliation For EBITDA, Adjusted EBITDA, and Adjusted EBITDAR

EBITDA, Adjusted EBITDA, and Adjusted EBITDAR

EBITDA, adjusted EBITDA, and adjusted EBITDAR are measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles and should not be considered as a substitute for income/loss from operations or net income/loss. EBITDA, adjusted EBITDA, and adjusted EBITDAR are used by management to focus on performance and liquidity as EBITDA excludes depreciation and amortization, interest income, interest expense, and provision for income taxes. Adjusted EBITDA further excludes accounting restatement, special independent committee inquiry, SEC investigation, stockholder litigation, buyout fees, restructuring costs, write-off of capitalized project costs, allowance for uncollectible receivables from owners, impairment of long-lived assets, gain on investments, other income (expense), stock compensation, gain on the sale and development of real estate and equity interests, proportionate share of joint venture interest, taxes, depreciation, and amortization, loss from investments accounted for under the profit-sharing method, and discontinued operations (net of tax). Adjusted EBITDAR further excludes consolidated community lease expense and our share of lease expense from consolidated New York communities leased from a venture.

The following table reconciles adjusted EBITDA and adjusted EBITDAR to net income (loss) attributable to common shareholders (in millions):

	Three Months Ended March 31,
	2011	2010

Net loss attributable to common shareholders	$(17.7)	$(16.0)
Depreciation and amortization	7.4	8.4
Interest income	(0.8)	(0.4)
Interest expense	1.3	2.1
Provision for income taxes	0.7	0.4

EBITDA	(9.1)	(5.5)

Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	—	0.1
Buyout Fees	—	(0.8)
Restructuring costs	—	4.6
Allowance for uncollectible receivables from owners	1.1	0.9
Impairment of long-lived assets	—	0.7
Gain on investments	—	(0.6)
Other income	(0.9)	(1.2)
Stock compensation	1.7	0.9
Gain on the sale and development of real estate and equity interests	(0.5)	(0.5)
Proportionate Share of Joint Venture Interest, Taxes, Transaction Costs, Depr., and Amort., net of equity in earnings	17.8	12.8
Loss from investments accounted for under the profit-sharing method	3.0	2.5
Discontinued operations, net of tax	(1.4)	2.3

Adjusted EBITDA	$11.7	$16.2

Consolidated Community Lease Expense	14.8	14.7
Lease expense from Consolidated New York communities leased from a venture (Sunrise share)	1.6	—

Adjusted EBITDAR	$28.1	$30.9

Footnotes:

In connection with the Company’s ongoing efforts to reduce its general and administrative expenses, Sunrise eliminated 42 positions during the quarter ended March 31, 2011 and incurred $3.2 million of severance costs associated with these terminations. Further, during the quarter ended March 31, 2011, Sunrise’s general and administrative expenses included $1.5 million in professional expenses associated with its previously announced venture transactions. Sunrise’s first quarter general and administrative expenses also include a $2 million stay bonus for its Chief Investment and Administrative Officer.